EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, made as of August 15, 2005 (the “Commencement Date”) by and between, Jacuzzi Brands, Inc., a Delaware corporation, with its principal office at Phillips Point – West Tower, 777 South Flagler Drive, Suite 1108, West Palm Beach, Florida 33401 (the “Company”), and Marie S. Dreher (“Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ Executive as Senior Vice President, Corporate Development and Strategy and Executive desires to enter into such employment; and

WHEREAS, the Company and Executive desire to enter into this agreement (the “Agreement”) as to the terms of Executive’s employment as Senior Vice President, Corporate Development and Strategy by the Company.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:

1. Definitions.

(a) “Accrued Amounts” means any compensation earned but not yet paid, including and without limitation, any declared but unpaid bonus, any amount of Base Salary or deferred compensation accrued or earned but unpaid, any accrued vacation pay payable pursuant to the Company’s policies and any unreimbursed business expenses payable pursuant to Section 7.

(b) “Cause” means (i) Executive’s refusal or willful failure to perform Executive’s duties; (ii) Executive’s willful misconduct or gross negligence with regard to the Company or its affiliates or their business, assets or employees (including, without limitation, Executive’s fraud, embezzlement or other act of dishonesty with regard to the Company or its affiliates); (iii) Executive’s willful misconduct which has a material adverse impact on the Company or its affiliates, whether economic, or reputation wise or otherwise, as determined by the Board; (iv) Executive’s conviction of, or pleading nolo contendere to, a felony or any crime involving fraud, dishonesty or moral turpitude; (v) Executive’s refusal or willful failure to follow the lawful written direction of the Board; (vi) Executive’s breach of a fiduciary duty owed to the Company or its affiliates, including but not limited to Section 10 hereof; (vii) the representations or warranties in Section 13(k) hereof prove false; or (vii) any other breach by Executive of this Agreement that remains uncured for ten (10) days after written notice thereof is given to Executive.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Disability” means, the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan (long-term disability plan) covering employees of the participant’s employer.

(e) “Good Reason” means the occurrence, without Executive’s express written consent, of any of the following circumstances: (i) any material demotion of Executive on or after the Commencement Date from Executive’s position as Senior Vice President (except in connection with the termination of Executive’s employment for Cause or due to Disability or as a result of Executive’s death, or temporarily as a result of Executive’s illness or other absence); (ii) a failure by the Company to pay Executive’s Base Salary in accordance with Section 3 hereof; or (iii) with regard to a Relocation (as defined below), a failure of the Company to provide Executive with a relocation program that is at least as favorable in aggregate as the Relocation Program set forth in Exhibit A hereof. For purposes of the foregoing, Relocation shall mean a relocation of Executive’s office by the Company, at any time during the Employment Term, to a location more than thirty-five (35) miles further than Executive’s then current principal residence is from Executive’s then office.

2. Term Employment. Except for earlier termination as provided in Section 8 hereof, Executive’s employment under this Agreement shall be for a one-year term (the “Employment Term”) commencing on the Commencement Date and ending one (1) year thereafter. Subject to Section 8 hereof, the Employment Term shall be automatically extended for additional terms of successive one (1) year periods unless the Company or Executive gives written notice to the other at least sixty (60) days prior to the expiration of the then current Employment Term of the termination of Executive’s employment hereunder at the end of such current Employment Term.

3. Positions.

(a) Effective on the Commencement Date, Executive shall serve as a senior executive of the Company, as Senior Vice President, Corporate Development and Strategy. If requested by the Board or Directors of the Company (the “Board”) or the Chief Executive Officer of the Company, Executive shall also serve as an executive officer and director of subsidiaries and a director of associated companies of the Company without additional compensation and subject to any policy of the Compensation Committee of the Company’s Board (the “Compensation Committee”) with regard to retention or turnover of the director’s fees.

(b) Executive shall have such duties and authority, consistent with Executive’s then position as shall be assigned to her from time to time by the Board, the Chief Executive Office of the Company, or her designee.

(c) During the Employment Term, Executive shall devote all of Executive’s business time and efforts to the performance of Executive’s duties hereunder; provided, however, that Executive shall be allowed, to the extent that such activities do not materially interfere with the performance of Executive’s duties and responsibilities hereunder, to manage Executive’s personal interests and to serve on civic or charitable boards or committees, and subject to the next sentence, serve on corporate boards of directors. Executive may serve on corporate boards of directors only if approved in advance by the Board (which approval may be withdrawn at any time) and shall not serve on any corporate board of directors if such service would be inconsistent with Executive’s fiduciary responsibilities to the Company.

4. Compensation.

(a) Base Salary. The Company shall pay Executive a base salary at the annual rate of not less than the annual rate of $280,000, which is the current base salary in effect on the Commencement Date. Base salary shall be payable in accordance with the usual payroll practices of the Company. Executive’s base salary shall be reviewed annually in December by the Board or the Compensation Committee during the period of the Employment Term and may be increased, but not decreased, from time to time by the Board or the Compensation Committee, except that, prior to a Change in Control, it may be decreased proportionately in connection with an across the board decrease generally applying to senior executives of the Company. The base salary as determined as aforesaid from time to time shall constitute “Base Salary” for purposes of this Agreement.

(b) Housing Allowance and Relocation. The Company shall provide Executive with a housing allowance in the amount of $3,500 per month, for the first 12 months of the Employment Term. For purposes of paragraph 1(e) of this Agreement Executive’s residence during the first 12 months of the Employment Term shall be deemed her principal residence. In the event Executive remains employed by the Company upon the conclusion of the first 12 months of the Employment Term, the Company will make benefits under the Relocation Program, described in Exhibit A, available to Executive.

5. Incentive Compensation.

(a) Bonus. For the fiscal year commencing on or about October 1, 2004 or portion thereof Executive shall receive a guaranteed bonus of $15,000, payable no later than December 15, 2005. For each fiscal year thereafter, during the Employment Term, Executive shall be eligible to participate in an incentive bonus plan of the Company in accordance with, and subject to, the terms of such plan, that provides an annualized cash target bonus opportunity equal to at least 70% of Base Salary (the “Target Bonus”).

(b) Restricted Stock. Effective as of the date of this Agreement, the Company shall grant Executive 25,000 restricted shares of common stock of the Company (“Restricted Stock”). Except as otherwise provided in this Agreement, 8,333 shares of the Restricted Stock shall be nonforfeitable on the first anniversary of the date of this Agreement; 16,666 shares of the Restricted Stock shall be nonforfeitable on the second anniversary of the date of this Agreement and 25,000 shares of the Restricted Stock shall be nonforfeitable on the third anniversary of the date of this Agreement (three year vesting in equal installments). The Restricted Stock shall be granted pursuant to the Jacuzzi Brands, Inc. 2004 Stock Incentive Plan and shall be evidenced by a Restricted Stock Agreement. Executive shall be granted additional shares of Restricted Stock pursuant to the Jacuzzi Brands, Inc. 2004 Stock Incentive Plan on the same basis as other similarly situated executives.

(c) Other Compensation. The Company may, upon recommendation of the Compensation Committee, award to Executive such other bonuses and compensation as it deems appropriate and reasonable.

6. Employee Benefits and Vacation.

(a) During the Employment Term, Executive shall be entitled to participate in all pension, long-term incentive compensation, retirement, savings, welfare and other employee benefit plans and arrangements and fringe benefits and perquisites generally maintained by the Company from time to time for the benefit of senior executive officers of the Company of a comparable level in each case in accordance with their respective terms as in effect from time to time.

(b) During the Employment Term, Executive shall be entitled to vacation each year in accordance with the Company’s policies in effect from time to time, but in no event less than four (4) weeks paid vacation per calendar year. Executive shall also be entitled to such periods of sick leave as is customarily provided by the Company to its senior executive employees.

7. Business Expenses. The Company shall reimburse Executive for the travel, entertainment and other business expenses incurred by Executive in the performance of Executive’s duties hereunder, in accordance with the Company’s policies as in effect from time to time.

8. Termination.

General. The employment of Executive and the Employment Term shall terminate as provided in Section 2 hereof or, if earlier, upon a termination in accordance with this Section. The Company or the Executive may terminate this Agreement at any time, subject to the provisions hereof. All amounts payable hereunder shall be promptly paid when due to Executive or Executive’s estate (whichever is applicable).

(a)

(b) Death, Disability, Voluntary Resignation without Good Reason, for Cause, or Non-extension of the Employment Term by the Executive.

(i) The Executive’s employment shall terminate upon the death of the Executive.

(ii) If Executive incurs a Disability, the Company may terminate Executive’s employment for Disability by providing Executive thirty (30) days written notice setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination for Disability at any time thereafter during such twelve (12) month period while Executive is unable to carry out Executive’s duties as a result of the same Disability or related physical or mental illness or incapacity. Such termination shall not be effective if Executive returns to the full time performance of Executive’s essential functions with or without reasonable accommodation within such thirty (30) day period.

(iii) Executive may terminate employment without Good Reason upon sixty (60) days prior written notice.

(iv) Executive’s employment hereunder may be terminated by the Company for Cause by giving Executive a written notice which shall indicate the specific termination provision relied upon and shall set forth in reasonable detail the facts and circumstances which provide for a basis for a termination for Cause. The date of termination for Cause shall be the date indicated in such notice. Any purported termination for Cause which is held by a court not to have been based on the grounds set forth in this Agreement or not to have followed the procedures set forth in this Agreement shall be deemed a termination by the Company without Cause.

(v) If Executive’s employment is terminated during the Employment Term by reason of Executive’s death, Disability, voluntary resignation without Good Reason, for Cause, or nonextension of the Employment Term by the Executive, the Employment Term under this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement except that the Executive or Executive’s estate (whichever is applicable) shall be entitled to receive:

1. Accrued Amounts; and

2. subject to Section 9 hereof, any other amounts or benefits owing to Executive under the then applicable employee benefit plans or policies of the Company, which shall be paid in accordance with such plans or policies.

(c) Termination for Good Reason, Without Cause or by Nonextension of this Agreement by the Company.

(i) The Executive may terminate employment for Good Reason at any time within ninety (90) days after the occurrence of a Good Reason event by providing the Company with written notice that shall indicate the specific Good Reason event relied upon, set forth in reasonable detail the facts and circumstances claimed to provide a basis for a termination for Good Reason and provide a proposed date of termination which shall not occur fewer than ten (10) nor more than sixty (60) days after the delivery of such notice, provided however, that the Executive may not terminate employment for Good Reason if the Good Reason event is fully corrected prior to the date of termination specified in such notice. The failure by Executive to set forth in such notice any facts or circumstances which contribute to the showing of Good Reason shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing Executive’s rights hereunder.

(ii) The Company may terminate the Executive’s employment at any time without Cause or by nonextension of this Agreement by giving Executive sixty (60) days prior written notice.

(iii) If Executive terminates her employment hereunder for Good Reason, Executive’s employment with the Company is terminated by the Company without Cause or Executive’s employment with the Company terminates as a result of the Company giving notice of nonextension of the Employment Term, Executive shall be entitled to the following:

1. a lump sum payment equal to her Base Salary;

2. health and dental coverage for the Executive and her dependents until December 31, 2007 under the Company’s health plans which cover the senior executives of the Company or materially similar benefits. Payments under this paragraph 8(c)(iii)(2) may at the discretion of the Company be made by continuing participation of Executive in the plan as a terminee, by paying the applicable COBRA premium for Executive and her dependents, or by covering Executive and her dependents under substitute arrangements;

3. the Accrued Amounts; and

4. subject to Section 9 hereof, any other amounts or benefits due Executive under the then applicable employee benefit plans of the Company as shall be determined and paid in accordance with such plans, policies and practices.

(d) Other.

(i) If (A) Executive’s employment with the Company is terminated by the Executive for Good Reason, the Company due to elimination by the Company of the position of Senior Vice President, Corporate Development and Strategy, or the Company without cause, and (B) if such termination is made without a good faith determination made by the Board that the Executive has not been successfully performing and completing her duties as assigned to her by the Board and the Chief Executive Officer of the Company, then

1. the 25,000 shares of Restricted Stock referred to in paragraph 5(b) of this Agreement, that have not become vested prior to the date of the termination, shall become vested on the date of Executive’s termination; and

2. the Executive shall receive a bonus in the amount determined by multiplying the amount of the bonus Executive would have been entitled to receive had she remained in the Company’s employment for the remainder of the period with respect to which the bonus is granted (“Bonus Period”), by the ratio determined by dividing X , the amount of days in the Bonus Period that Executive is employed with the Company, by Y, the total amount of days in the Bonus Period, payable at the time the bonus would have otherwise been paid if Executive’s employment had not been terminated.

The decision by the Board to make or not to make the determination referred to in the previous sentence shall be final, conclusive and binding.

(ii) If Executive’s employment with the Company is terminated for any reason other than for Cause, Executive will be deemed to have satisfied the 5 year vesting requirement referred to in Sections 3.4 and 4.4 of the Company’s Supplemental Retirement Plan (the “Plan”). Notwithstanding any other provision of this Agreement, no provision of this Agreement shall be interpreted as in any way increasing the number of years of Credited Service (as defined in the Plan) that Executive is entitled to for purposes of benefit accruals under the terms of the Plan.

9. No Mitigation; No Set-Off.

(a) In the event of any termination of employment under Section 8, Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain. Any amounts due, except for the Accrued Amounts outlined in paragraph 8 (d) (iii), under Section 8 are in the nature of severance payments and are not in the nature of a penalty. Such amounts are inclusive, and in lieu of any, amounts payable under any other salary continuation or cash severance arrangement of the Company and to the extent paid or provided under any other such arrangement shall be offset from the amount due hereunder.

(b) Executive agrees that, as a condition to receiving the payments and benefits provided under this Agreement Executive will execute, deliver and not revoke (within the time period permitted by applicable law) a release of all claims of any kind whatsoever against the Company, its affiliates, officers, directors, employees, agents and shareholders in the then standard form being used by the Company for senior executives (but without release of the right of indemnification hereunder or under the Company’s By-laws or rights under benefit or equity plans that by their terms are intended to survive termination of Executive’s employment).

(c) Upon any termination of employment, Executive hereby resigns as an officer and director of the Company, any subsidiary and any affiliate and as a fiduciary of any benefit plan of any of the foregoing. Executive shall promptly execute any further documentation thereof as requested by the Company and, if the Executive is to receive any payments from the Company, execution of such further documentation shall be a condition thereof.

10. Covenants Against Disclosure, Solicitation and Competition.

(a) Executive acknowledges that as a result of Executive’s employment by the Company, Executive will obtain secret and confidential information as to the Company and its affiliates and create relationships with customers, suppliers and other persons dealing with the Company and its affiliates and the Company and its affiliates will suffer substantial damage, which would be difficult to ascertain, if Executive should use such confidential information or take advantage of such relationship and that because of the nature of the information that will be known to Executive and the relationships created it is necessary for the Company and its affiliates to be protected by the prohibition against Competition as set forth herein, as well as the confidentiality restrictions set forth herein.

(b) Executive acknowledges that the retention of nonclerical employees employed by the Company and its affiliates in which the Company and its affiliates have invested training and depends on for the operation of their businesses is important to the businesses of the Company and its affiliates, that Executive will obtain unique information as to such employees as an executive of the Company and will develop a unique relationship with such persons as a result of being an executive of the Company and, therefore, it is necessary for the Company and its affiliates to be protected from Executive’s Solicitation of such employees as set forth below.

(c) Executive acknowledges that the provisions of this Agreement are reasonable and necessary for the protection of the businesses of the Company and its affiliates and that part of the compensation paid under this Agreement and the agreement to pay severance in certain instances is in consideration for the agreements in this Section.

(d) “Competition” means participating, directly or indirectly, as an individual proprietor, partners, stockholder, officer, employee, director, joint venturer, investor, lender, consultant or in any capacity whatsoever (within the United States of America, or in any country where the Company or its affiliates do business) in a business in meaningful competition with the Company’s businesses, provided, however, that such participation shall not include (i) the mere ownership of not more than one percent (1%) of the total outstanding stock of a publicly held company; or (ii) any activity engaged in with the prior written approval of the Board.

(e) “Solicitation” means recruiting, soliciting or inducing, of any nonclerical employee or employees of the Company or its affiliates to terminate their employment with, or otherwise cease their relationship with, the Company or its affiliates or hiring or assisting another person or entity to hire any nonclerical employee of the Company or its affiliates or any person who within six (6) months before had been a nonclerical employee of the Company or its affiliates and were recruited or solicited for such employment or other retention while an employee of the Company, provided, however, that solicitation shall not include any of the foregoing activities engaged in with the prior written approval of the Board.

(f) If any restriction set forth with regard to Competition or Solicitation is found by any court of competent jurisdiction, or an arbitrator, to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend over the maximum period of time, range of activities or geographic area as to which it may be enforceable. If any provision of this Section shall be declared to be invalid or unenforceable, in whole or in part, as a result of the foregoing, as a result of public policy or for any other reason, such invalidity shall not affect the remaining provisions of this Section which shall remain in full force and effect.

(g) During and after employment with the Company, Executive shall hold in a fiduciary capacity for the benefit of the Company and its affiliates all secret or confidential information, knowledge or data relating to the Company and its affiliates, and their respective businesses, including any confidential information as to customers of the Company and its affiliates, (i) obtained by Executive during Executive’s employment by the Company and its affiliates and (ii) not otherwise public knowledge or known within the applicable industry. Executive shall not, without prior written consent of the Company, unless compelled pursuant to the order of a court or other governmental or legal body having jurisdiction over such matter, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In the event Executive is compelled by order of a court or other governmental or legal body to communicate or divulge any such information, knowledge or data to anyone other than the foregoing, Executive shall promptly notify the Company of any such order and Executive shall cooperate fully with the Company in protecting such information to the extent possible under applicable law.

(h) Upon termination of Executive’s employment with the Company and its affiliates, or at any time as the Company may request, Executive shall promptly deliver to the Company, as requested, all documents (whether prepared by the Company, an affiliate, Executive or a third party) relating to the Company, an affiliate or any of their businesses or property which Executive may possess or have under Executive’s direction or control other than documents provided to Executive in Executive’s capacity as a participant in any employee benefit plan, policy or program of the Company or any agreement by and between Executive and the Company with regard to Executive’s employment or severance.

(i) During the period the Executive is employed by the Company and for one (1) year following a termination of Executive’s employment for any reason whatsoever, Executive shall not engage in Solicitation, and shall not enter into Competition with the Company or its affiliates.

(j) In the event of a breach or potential breach of this Section, Executive acknowledges that the Company and its affiliates will be caused irreparable injury and that money damages may not be an adequate remedy and agree that the Company and its affiliates shall be entitled to injunctive relief (in addition to its other remedies at law) to have the provisions of this Section enforced. It is hereby acknowledged that the provisions of this Section are for the benefit of the Company and all of the affiliates of the Company and each such entity may enforce the provisions of this Section and only the applicable entity can waive the rights hereunder with respect to its confidential information and employees.

(k) In the event of breach, as adjudicated by a court of competent jurisdiction, of this Section by Executive, while Executive is receiving amounts under this Agreement, (i) Executive shall not be entitled to receive any future amounts pursuant to this Agreement, and (ii) Executive shall be obligated to return to the Company, within 10 days of such adjudication, all amounts paid by the Company pursuant to this Agreement on or after the date of the breach.

(l) Executive specifically agrees that the restrictive covenants and other provisions of this Section 5 shall be enforceable by the Company’s successors and/or assigns.

11. Indemnification. The Company shall indemnify and hold harmless Executive to the extent provided in the Certificate of Incorporation and By-Laws of the Company for any action or inaction of Executive while serving as an officer and director of the Company or, at the Company’s request, as an officer or director of any other subsidiary or affiliate of the Company or as a fiduciary of any benefit plan. The Company shall cover Executive under directors and officers’ liability insurance both during and, while potential liability exists, after the Employment Term in the same amount and to the same extent as the Company covers its other officers and directors.

12. Legal and Other Fees and Expenses. In the event that a claim for payment or benefits under this Agreement is disputed, the Company shall pay all reasonable attorney, accountant and other professional fees and reasonable expenses incurred by Executive in pursuing such claim, provided Executive is successful with regard to a material portion of Executive’s claim.

13. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without reference to principles of conflict of laws.

(b) Entire Agreement/Amendments. This Agreement and the instruments contemplated herein, contain the entire understanding of the parties with respect to the employment of Executive by the Company from and after the Commencement Date and supersedes any prior agreements between the Company and Executive with respect thereto, (but not the terms of, or rights under any equity or benefit plans or grants existing on the date hereof). Executive shall not receive benefits under both Section 8 of this Agreement and any other agreement providing for a payment as a result of a termination of employment in connection with a change in control of the Company (other than the provisions of an agreement providing a gross-up on any excise tax imposed by or under Section 4999 of the Code). There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein and therein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any such waiver must be in writing and signed by Executive or an authorized officer of the Company, as the case may be.

(d) Assignment. This Agreement shall not be assignable by Executive. This Agreement shall be assignable by the Company only to an entity which is owned, directly or indirectly, in whole or in part by the Company or by any successor to the Company or an acquirer of all or substantially all of the assets of the Company or all or substantially all of the assets of a group of subsidiaries and divisions of the Company, provided such entity or acquirer promptly assumes all of the obligations hereunder of the Company in a writing delivered to Executive and otherwise complies with the provisions hereof with regard to such assumption. Upon such assignment and assumption, all references to the Company herein shall be to the assignee entity or acquirer, as the case may be.

(e) Successors; Binding Agreement; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assignees of the parties hereto. In the event of the Executive’s death while receiving amounts payable pursuant to this Agreement, any remaining amounts shall be paid to Executive’s estate.

(f) Communications. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (i) when faxed or delivered, or (ii) two (2) business days after being mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the initial page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Secretary of the Company, or to such other address as any party may have furnished to the other in writing in accordance herewith. Notice of change of address shall be effective only upon receipt.

(g) Withholding Taxes. The Company may withhold from any and all amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(h) Survivorship. The respective rights and obligations of the parties hereunder, including without limitation Section 11 hereof, shall survive any termination of Executive’s employment to the extent necessary to the agreed preservation of such rights and obligations.

(i) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(j) Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

(k) Executive’s Representation. Executive represents and warrants to the Company that there is no legal impediment to her entering into, or performing Executive’s obligations under this Agreement and neither entering into this Agreement nor performing Executive’s contemplated service hereunder will violate any agreement to which Executive is a party or any other legal restriction. Executive further represents and warrants that in performing Executive’s duties hereunder Executive will not use or disclose any confidential information of any prior employer or other person or entity.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

JACUZZI BRANDS, INC.

By: s/s
Name: Steven C. Barre
Title: Senior Vice President, General Counsel
and Secretary

EXECUTIVE

     s/s

Marie S. Dreher

EXHIBIT A

Relocation Program

This document describes the Executive relocation/reimbursement program (the “Relocation Program”) available to the Executive.

I.	The Executive will be reimbursed by the Company for the actual costs associated with the sale of Executive’s principal home (“Former Home”), as follows:

A.	Generally:

Packing, shipping, moving, unpacking and insuring household goods and common personal possessions (carrier is typically prohibited from delivering perishables, frozen foods, plants or shrubbery, combustible items and paint, or articles of extraordinary value such as jewelry, precious stones, stamp collections, wills, stocks, etc.).

Reasonable (at least three round trips with Executive and one dependent) pre-move travel, meals, etc. for house hunting.

Selling expenses on Executive’s Former Home as follows:

Reasonable attorney’s fees

Transfer tax

Real estate commission, up to a maximum total of 6% of the gross sales price.

Disconnecting and connecting normal appliances at origin and destination (not including installation or overhauling of equipment).

B.	The Company will pay for moving the following:

(1)	Automobiles (maximum two), registered in Executive’s (or spouse’s) name.

(2)	One boat or trailer, registered in Executive’s (or spouse’s) name.

C.	The Company will not pay for moving firewood, building materials, exclusive use of van, household cleaning and maid service, assembly or disassembly of portable swimming pools or items of a similar nature.

D.	The Company will reimburse Executive for the following incidental expenses reasonably incurred in connection with Executive’s relocation:

(1)	Travel expenses, including meals and lodging incurred by Executive and dependents while traveling from Former Home to Executive’s new location via personal car or common carrier, economy class.

(2)	Meals and lodging expenses temporarily incurred by Executive and dependents, if any, until Executive obtains permanent living quarters. Such reimbursement shall not exceed such costs for two weeks or until two days following delivery of Executive’s personal or household goods, whichever first occurs. Extensions may be granted at the Company’s discretion as a result of extenuating circumstances.

E.	The Company will reimburse Executive for the following expenses in connection with purchasing a principal house/home within a reasonable proximity to the new Company’s headquarters’ location no later than twelve (12) months following the relocation of Executive:

(1)	Reasonable attorney’s fees;

(2)	Title search and any other filing fees;

(3)	Building and termite inspection;

(4)	Mortgage application, placement fee and points (up to a maximum payment of the lesser of 11/2 points or $6,000 for points).

F.	The Company will make a payment to Executive equal to one month’s Base Salary to cover other incidental expenses relating to moving. Executive is not required to submit a claim for this payment. This payment will be made within thirty (30) days of Executive’s actual physical permanent relocation, upon notice from Executive confirming the move.

II.	Tax Issues

Federal Income Tax law generally requires the Company to file forms with the Internal Revenue Service (“IRS”) indicating the amount of moving and relocation expenses paid to Executive or to others on behalf of Executive. Such amounts may include, for example, the cost of moving household goods and real estate commissions which are paid directly by the Company to outside companies. The total of the amounts will generally be reported to the IRS on Form W-2, a copy of which will be sent to Executive.

The Company shall advise Executive of the details of the moving expenses and reimbursements and will provide the information to Executive in accordance with applicable IRS Forms or Notices or, if no IRS Form or Notice is required, in a format selected by the Company.

Executive generally will be required to include in taxable income the amounts shown on Form W-2 and will be permitted to claim certain moving expense deductions for amounts paid directly by the Executive and not reimbursed by the Company by filing Form 3903 — Moving Expense Adjustment, or other applicable IRS forms. The Company will reimburse Executive for additional federal taxes incurred as a result of reporting income in excess of allowable deductions resulting from the relocation other than that resulting from a termination by the Executive without Good Reason or by the Company for Cause (the “Excess Amount”). However, the income provided pursuant to Section I.F. will be subtracted from the Excess Amount prior to calculating the additional federal tax “gross-up”. The Company will also reimburse Executive for additional state and other payroll taxes, if any, incurred as a result of paying for expenses referred to above, subject to the same limitations.

The Company is also required to withhold federal income taxes from that portion of Executive’s reimbursement which are included in income and non-deductible. The amount of such taxes withheld will be reimbursed to Executive.

Because the tax reimbursement(s) will also be taxable income to Executive in the year received, the reimbursement(s) will be “grossed-up” so that the amount received will substantially equal the balance of the tax, as well as the tax on the reimbursement, at Executive’s marginal rate of federal tax and, if applicable, any state tax and payroll taxes.